FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Intermountain Community Bancorp Reports First Quarter Earnings

Sandpoint, Idaho, April 24, 2014 - Intermountain Community Bancorp (NASDAQ - IMCB), the holding company for Panhandle State Bank, reported $1.0 million, or $0.16 per diluted share, in net income applicable to common shareholders for the quarter ended March 31, 2014, as compared to net income of $6.1 million, or $0.93 per share, and $1.1 million, or $0.16 per share, in the fourth and first quarters of 2013, respectively. Lower interest and operating expenses and a lower loan loss provision offset lower interest and other income to produce comparable results to the first quarter of last year. Fourth quarter 2013 results were positively impacted by the $6.1 million reversal of the Company's deferred tax asset valuation allowance.

“These results demonstrate ongoing improvement in lowering operating expenses and credit costs amidst a continued challenging interest rate environment," said Chief Executive Officer Curt Hecker. “Momentum in many of our local markets is starting to accelerate, loan balances improved over last year's first quarter, and we anticipate that seasonal and other activity will strengthen over the next couple quarters," he added.

First Quarter 2014 Highlights (at or for the period ended March 31, 2014, compared to December 31, 2013, and March 31, 2013)

▪
Operating expense declined to $7.4 million from $9.6 million in the fourth quarter of 2013 and $8.2 million in first quarter of 2013, respectively. This represents a 9.1% drop from the first quarter last year.

▪	Interest expense continued to remain at low levels, totaling $782,000 for the first quarter of 2014, compared to $761,000 for the fourth quarter of 2013 and $985,000 in the first quarter of 2013.

▪
Loan loss provision totaled $103,000, down from $214,000 and $179,000 in the fourth and first quarters of 2013, respectively. Net chargeoffs were $10,000 for the quarter, compared to $557,000 and $444,000 for the fourth and first quarters of last year, respectively.

▪
Although at a seasonal low point, loans receivable increased by $8.2 million over the first quarter of 2013, and both origination activity and the pipeline of pending loans increased significantly in March.

▪	Low cost checking, savings and money market deposits increased by $6.4 million over December 31, 2013 and by $2.1 million over the same quarter last year.

▪	Commercial Loan Officer Dan Sample was honored with the 2014 Idaho Governor's Award in Agriculture in recognition of outstanding leadership, education, mentorship and contributions to the region.  Sample serves the agricultural and commercial business communities from our Nampa, Idaho branch.

Assets and Loan Portfolio Summary

Assets totaled $910.5 million at March 31, 2014, compared to $939.6 million at December 31, 2013 and $933.9 million at March 31, 2013, respectively. The reduction from prior periods primarily reflects seasonal reductions and the use of cash to redeem the Company's Capital Purchase Program ("CPP") preferred stock. Net loans receivable decreased by $7.8 million from December 31, 2013, reflecting the resolution and payoff of several commercial real estate loans and seasonal reductions in agricultural and commercial credit lines, but were up $8.2 million over March 31, 2013. Increases in commercial construction and agricultural loans led to the improvement over last year, as the Company is experiencing stronger loan demand in its markets.

"Some of our markets have been slower in recovering from the recession, and as such, our borrowers have been cautious in taking on new debt," noted Hecker. "However, we are now seeing conditions change as our regional economies improve and business activities surge. This is leading to an expansion in loan demand, and our pipeline is stronger than it has been for several years."

The following tables summarize the Company's loan portfolio by type and geographic region, and provide trending information over the prior year.

LOANS BY CATEGORIES
(Dollars in thousands)	3/31/2014	% of total	12/31/2013	% of total	3/31/2013	% of total
Commercial loans	$110,879	21.5%	$113,736	21.8%	$111,968	22.1%
Commercial real estate	174,371	33.9	181,207	34.7	183,796	36.3
Commercial construction	15,230	3.0	7,383	1.4	8,068	1.6
Land and land development	30,695	6.0	28,946	5.5	31,673	6.2
Agriculture	94,809	18.4	96,584	18.5	80,854	16.0
Multifamily	14,529	2.8	18,205	3.5	15,946	3.1
Residential real estate	58,333	11.3	59,172	11.3	57,645	11.4
Residential construction	1,533	0.3	2,531	0.5	1,318	0.3
Consumer	8,672	1.7	9,033	1.7	8,909	1.8
Municipal	5,928	1.1	5,964	1.1	6,151	1.2
Total loans receivable	$514,979	100.0%	$522,761	100.0%	$506,328	100.0%
Allowance for loan losses	(7,779)		(7,687)		(7,678)
Net deferred origination fees	(200)		(240)		104
Loans receivable, net	$507,000		$514,834		$498,754

LOAN PORTFOLIO BY LOCATION March 31, 2014
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$76,362	$4,545	$9,506	$19,317	$1,149	$110,879	21.5%
Commercial real estate	122,525	9,525	9,074	14,592	18,655	174,371	33.9
Commercial construction	14,913	—	317	—	—	15,230	3.0
Land and land development	22,253	1,309	5,144	1,332	657	30,695	6.0
Agriculture	1,903	3,028	23,681	60,505	5,692	94,809	18.4
Multifamily	9,213	169	3,628	30	1,489	14,529	2.8
Residential real estate	41,090	3,476	4,131	6,960	2,676	58,333	11.3
Residential construction	1,356	—	177	—	—	1,533	0.3
Consumer	5,215	1,172	638	1,426	221	8,672	1.7
Municipal	4,604	1,324	—	—	—	5,928	1.1
Total	$299,434	$24,548	$56,296	$104,162	$30,539	$514,979	100.0%
Percent of total loans in geographic area	58.2%	4.8%	10.9%	20.2%	5.9%	100.0%

Asset Quality

Nonperforming loans totaled $4.5 million at March 31, 2014, up slightly from $2.7 million at December 31, 2013, but down from $5.1 million at the end of the same period last year. The allowance for loan loss coverage of non-performing loans was 172.2% in the first quarter, compared to 288.1% at December 31, 2013 and 149.5% at March 31, 2013, respectively. The increase in non-performing loans from year end reflected the addition of several commercial SBA loans that are expected to be resolved in the near future.

Nonperforming assets ("NPAs") were $8.3 million at quarter end, compared to $6.4 million at December 31, 2013, and $9.8 million at March 31, 2013. Outstanding troubled debt restructured loans totaled $9.9 million, down from $10.0 million at December 31, 2013, but up from $7.8 million at March 31, 2013.

The following table summarizes nonperforming assets by type and provides trending information over the prior year.

NPA BY CATEGORY
(Dollars in thousands)	3/31/2014	% of total	12/31/2013	% of total	3/31/2013	% of total
Commercial loans	$2,966	35.6%	$1,431	22.5%	$1,573	16.0%
Commercial real estate	163	2.0	167	2.6	2,910	29.7
Land and land development	3,841	46.4	3,845	60.5	4,852	49.5
Agriculture	611	7.4	213	3.4	276	2.8
Residential real estate	702	8.5	693	10.9	186	1.9
Consumer	3	0.1	3	0.1	4	0.1
Total NPA by Categories	$8,286	100.0%	$6,352	100.0%	$9,801	100.0%

Commercial real estate and land development NPAs showed decreases from last year, reflecting continued loan resolution activity. The increase in commercial NPAs from year end reflected the inclusion of several commercial SBA loans that are expected to be resolved in the near future, while the increase in agricultural loans resulted from moderately increased stress on this portfolio. Land and land development loans still comprise the greatest proportion of NPA totals, primarily as a result of one large OREO asset, which was sold on an installment sale contract. The majority of NPAs are in the North Idaho/Eastern Washington region, reflecting the Company's higher loan totals in these areas.

Classified loans totaled $19.6 million at quarter end, down from $23.1 million at December 31, 2013 and $25.3 million at March 31, 2013. The reductions reflect both loan resolution efforts and customers' improved financial strength. Classified loans are loans in which the Company anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

OREO balances totaled $3.8 million at March 31, 2014, compared to $3.7 million at December 31, 2013 and $4.7 million at March 31, 2013. One small property was added to the OREO portfolio during the quarter. As noted above, the bulk of the OREO balance is one development property, which is being sold in an installment sales agreement over a five-year period.

Investment Portfolio, Deposit, Borrowings and Equity Summary

Investments available-for-sale increased by $9.5 million during the quarter, as the Company reinvested cash into a mix of shorter term government agency securities and longer municipal bonds. The portfolio is down $21.7 million, however, from the same period a year ago, as the Company moved some investments to held-to-maturity and sold securities to redeem the CPP preferred stock. The value of the Company's bond holdings improved modestly during the first quarter as market rates fell slightly. Prepayments on the Company's mortgage-backed securities have slowed significantly, but one municipal security was unexpectedly called during the quarter, resulting in a $60,000 reduction in interest income from the acceleration of premium amortization on the security. "Finding reasonably priced new investments in this market remains challenging as demand for all types of fixed income securities is very high," said Chief Financial Officer Doug Wright. "Given these conditions, we continue to approach the markets cautiously," he added.

Deposits totaled $710.6 million at March 31, 2014, compared to $706.1 million at December 31, 2013 and $719.5 million at the end of the first quarter last year. The table below provides information on both current composition and trends in the deposit portfolio.

DEPOSITS
(Dollars in thousands)	3/31/2014	% of total	12/31/2013	% of total	3/31/2013	% of total
Non-interest bearing demand accounts	$237,077	33.3%	$235,793	33.4%	$236,250	32.8%
Interest bearing demand accounts	103,677	14.6	102,629	14.6	104,294	14.5
Money market accounts	217,954	30.7	215,458	30.5	220,119	30.6
Savings & IRA accounts	69,470	9.8	68,555	9.7	66,668	9.3
Certificates of deposit (CDs)	33,563	4.7	34,178	4.8	39,087	5.4
Jumbo CDs	48,809	6.9	49,437	7.0	52,898	7.4
CDARS CDs to local customers	—	—	—	—	151	—
Total Deposits	$710,550	100.0%	$706,050	100.0%	$719,467	100.0%

Both non-interest and interest bearing demand deposit account balances were relatively stable over both time periods. They total a combined 47.9% of the deposit base and represent a strong, low-cost funding base for the Company. Money market account balances have also been stable, while savings account balances have increased. The Company continues to redeem or reprice higher cost CDs to reduce interest expense and has no brokered or other wholesale CDs outstanding.

Stockholders' equity totaled $95.9 million at March 31, 2014, compared to $94.0 million at December 31, 2013 and $115.9 million at March 31, 2013. The increase over last quarter reflects earnings improvement and a reduction in the unrealized loss on the Company's securities portfolio. The redemption of the Company's CPP preferred stock offset earnings contributions, resulting in the decrease in stockholders' equity from March 31, 2013. Tangible book value per common share totaled $14.77 at March 31, 2014, compared to $14.48 at December 31, 2013 and $13.85 at March 31, 2013.

Tangible stockholders' equity to tangible assets was 10.5%, compared to 10.0% at December 31, 2013 and 12.4% at the end of March last year. Tangible common equity to tangible assets was 10.5%, compared to 10.0% at December 31, 2013 and 9.6% at March 31, 2013.

Income Statement Summary

Net income applicable to common shareholders for the first quarter totaled $1.0 million, or $0.16 per common diluted share, compared to net income applicable to common shareholders of $6.1 million, or $0.93 per common diluted share in the fourth quarter of 2013, and $1.1 million, or $0.16 per common diluted share in the first quarter of 2013.

First quarter 2014 net interest income before provision totaled $7.0 million, down from $7.4 million and $7.3 million in the fourth and first quarters of 2013, respectively. The decrease from prior quarters reflects lower loan interest income as both loan balances and loan yield dropped modestly during the quarter. Stabilizing investment interest income and decreasing interest expense partially offset the decrease in loan income. The net interest margin was 3.43% for the first quarter, compared to 3.49% in the fourth quarter of 2013 and 3.44% in the first quarter of 2013. The yield on interest earning assets was 3.81% for the first quarter of 2014, versus 3.85% and 3.90% in the fourth and first quarters of 2013, respectively. The cost on interest-bearing liabilities was 0.39% for the quarter ended March 31, 2014, up slightly from 0.37% in the fourth quarter of 2013, but down from 0.49% in the first quarter of 2013.

The provision for loan loss decreased to $103,000 from $214,000 and $179,000 in the fourth and first quarters of last year, respectively. The Company experienced net chargeoffs of $10,000 during the first quarter of 2014, down from $557,000 and $444,000 in the fourth and first quarters of 2013, respectively.

The table below provides information on other income for the current three-month period in comparison to prior periods.

Three Months Ended	3/31/14	% of Total	12/31/13	% of Total	3/31/13	% of Total
	(Dollars in thousands)
Fees and service charges	$1,122	57%	$1,169	45%	$1,079	42%
Commissions & fees from trust & investment advisory services	541	27%	612	23%	527	21%
Loan related fee income	305	15	616	23	611	24
Net gain (loss) on sale of securities	5	—	(82)	(3)	40	2
Net gain on sale of other assets	4	—	4	—	4	—
Other-than-temporary credit impairment on investment securities	—	—	—	—	(42)	(2)
BOLI income	79	4	72	3	84	3
Hedge fair value adjustment	—	—	91	3	67	3
Unexercised warrant liability fair value adjustment	(106)	(5)	63	2	56	2
Other income	48	2	115	4	113	5
Total	$1,998	100%	$2,660	100%	$2,539	100%

Other income in the first quarter of 2014 was $2.0 million, down from $2.7 million and $2.5 million in the fourth quarter and first quarter of 2013, respectively. Lower mortgage origination income and a negative fair value adjustment on the Company's unexercised warrant liability created most of the decrease. Reflecting higher mortgage rates and winter slowdowns, mortgage refinance and purchase activity slowed for both the Company and the industry during the quarter.

The table below provides information on operating expenses for the current three-month period in comparison to prior periods.

Three Months Ended	3/31/14	% of Total	12/31/13	% of Total	3/31/13	% of Total
	(Dollars in thousands)
Salaries and employee benefits	$3,876	53%	$5,028	51%	$4,175	52%
Occupancy expense	1,181	16	1,161	12	1,185	14
Technology	822	11	935	10	876	11
Advertising	149	2	162	2	113	1
Fees and service charges	90	1	93	1	93	1
Printing, postage and supplies	175	2	160	2	217	3
Legal and accounting	403	5	528	6	349	4
FDIC assessment	146	2	132	1	186	2
OREO operations	(63)	(1)	543	6	111	1
Other expense	656	9	851	9	873	11
Total	$7,435	100%	$9,593	100%	$8,178	100%

Operating expenses decreased to $7.4 million in the first quarter of 2014, compared to $9.6 million in the fourth quarter and $8.2 million in the first quarter of 2013, respectively. Decreases in employee compensation, technology, OREO and operational loss expense produced most of the reduction. Most other expense categories were relatively stable. The Company's ongoing expense reduction and credit improvement initiatives continue to result in lower operating and credit expenses.

The Company recorded income tax provision of $400,000 during the first quarter compared to a $6.1 million benefit in the fourth quarter of 2013 and no provision in the first quarter of 2013, respectively. The Company reversed its tax valuation allowance in the fourth quarter, resulting in the benefit noted above.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the NASDAQ, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; declines in the housing and real estate market; increases in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)
	3/31/2014	12/31/2013	3/31/2013
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$16,712	$44,946	$45,897
Non-interest bearing and vault	10,122	7,851	4,074
Total cash and cash equivalents	26,834	52,797	49,971
Restricted cash	10,747	12,333	12,279
Available-for-sale securities, at fair value	261,097	251,638	282,769
Held-to-maturity securities, at amortized cost	26,174	28,286	14,795
Federal Home Loan Bank of Seattle stock, at cost	2,167	2,187	2,249
Loans held for sale	628	614	2,023
Loans receivable, net of allowance for losses on loans $7,779, $7,687 and $7,678 as of March 31, 2014, December 31, 2013 and March 31, 2013, respectively	507,000	514,834	498,754
Accrued interest receivable	4,028	4,170	4,051
Office properties and equipment, net	34,232	34,685	35,153
Deferred tax asset, net	20,963	21,655	12,129
Bank-owned life insurance	9,876	9,797	9,556
Other real estate owned (“OREO”)	3,768	3,684	4,664
Prepaid expenses and other assets	2,936	2,968	5,487
Total assets	$910,450	$939,648	$933,880

LIABILITIES
Deposits:
Interest bearing deposits	$473,473	$470,257	$483,217
Noninterest bearing deposits	237,077	235,793	236,250
Total deposits	710,550	706,050	719,467
Securities sold subject to repurchase agreements	64,720	99,888	66,157
Advances from Federal Home Loan Bank	4,000	4,000	4,000
Unexercised stock warrant liability	1,048	942	772
Cashier checks issued and payable	2,959	3,620	2,767
Accrued interest payable	219	219	337
Other borrowings	23,235	23,410	16,527
Accrued expenses and other liabilities	7,828	7,507	7,942
Total liabilities	814,559	845,636	817,969

STOCKHOLDERS' EQUITY
Common stock - voting shares	97,180	97,087	96,358
Common stock - non-voting shares	31,941	31,941	31,941
Preferred stock, Series A	—	—	26,648
Accumulated other comprehensive (loss) income (1)	(431)	(1,182)	3,829
Accumulated deficit	(32,799)	(33,834)	(42,865)
Total stockholders' equity	95,891	94,012	115,911
Total liabilities and stockholders' equity	$910,450	$939,648	$933,880

Book value per common share, excluding preferred stock	$14.77	$14.48	$13.85
Tangible book value per common share, excluding preferred stock (2)	$14.77	$14.48	$13.85
Shares outstanding at end of period	6,490,902	6,490,902	6,443,294
Stockholders' Equity to Total Assets	10.53%	10.01%	12.41%
Tangible Common Equity to Tangible Assets	10.53%	10.00%	9.55%

(1) Net of deferred income taxes.
(2) Amount represents common stockholders' equity less other intangible assets divided by total common shares outstanding.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$6,114	$6,495	$6,735
Investments and cash equivalents	1,642	1,668	1,593
Total interest income	7,756	8,163	8,328
Interest expense:
Deposits	424	442	561
Other borrowings	358	319	424
Total interest expense	782	761	985
Net interest income	6,974	7,402	7,343
Provision for loan loss	(103)	(214)	(179)
Net interest income after provision for losses on loans	6,871	7,188	7,164
Other income:
Fees and service charges	1,122	1,169	1,079
Commissions & fees from trust & investment advisory services	541	612	527
Loan related fee income	305	616	611
Net gain (loss) on sale of securities	5	(82)	40
Net gain on sale of other assets	4	4	4
Other-than-temporary impairment (“OTTI”) losses on investments	—	—	(42)
Bank-owned life insurance	79	72	84
Fair value adjustment on cash flow hedge	—	91	67
Unexercised warrant liability fair value adjustment	(106)	63	56
Other	48	115	113
Total other income	1,998	2,660	2,539
Operating expenses:
Salaries and employee benefits	3,876	5,028	4,175
Occupancy	1,181	1,161	1,185
Technology	822	935	876
Advertising	149	162	113
Fees and service charges	90	93	93
Printing, postage and supplies	175	160	217
Legal and accounting	403	528	349
FDIC assessment	146	132	186
OREO operations	(63)	543	111
Other expenses	656	851	873
Total operating expenses	7,435	9,593	8,178
Net income before income taxes	1,434	255	1,525
Income tax (expense) benefit	(400)	6,118	—
Net income	1,034	6,373	1,525
Preferred stock dividend	—	294	458
Net income applicable to common stockholders	$1,034	$6,079	$1,067
Earnings per share — basic	$0.16	$0.94	$0.17
Earnings per share — diluted	$0.16	$0.93	$0.16
Weighted average common shares outstanding — basic	6,540,902	6,448,599	6,442,988
Weighted average common shares outstanding — diluted	6,606,489	6,509,675	6,480,024

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
Net Interest Spread:
Yield on Loan Portfolio	4.81%	4.89%	5.25%
Yield on Investments & Cash	2.15%	2.10%	1.87%
Yield on Interest-Earning Assets	3.81%	3.85%	3.90%

Cost of Deposits	0.24%	0.25%	0.32%
Cost of Advances	3.14%	1.46%	3.14%
Cost of Borrowings	1.24%	1.21%	1.70%
Cost of Interest-Bearing Liabilities	0.39%	0.37%	0.49%
Net Interest Spread	3.42%	3.47%	3.41%

Net Interest Margin	3.43%	3.49%	3.44%

Performance Ratios:
Return on Average Assets	0.45%	2.71%	0.65%
Return on Average Common Stockholders' Equity	4.42%	26.49%	4.88%
Return on Average Common Tangible Equity (1)	4.42%	26.50%	4.89%
Operating Efficiency	82.87%	95.34%	82.76%
Noninterest Expense to Average Assets	3.26%	4.08%	3.48%

(1) Average common tangible equity is average common stockholders' equity less average other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	3/31/2014	12/31/2013	3/31/2013
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (QTD Annualized)	0.01%	0.42%	0.35%
Loan Loss Allowance to Total Loans	1.51%	1.47%	1.52%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$—
Nonaccrual Loans	4,518	2,668	5,137
Total Nonperforming Loans	4,518	2,668	5,137
OREO	3,768	3,684	4,664
Total Nonperforming Assets (“NPA”)	$8,286	$6,352	$9,801

Outstanding Troubled Debt Restructured Loans	$9,866	$10,047	$7,827
NPA to Total Assets	0.91%	0.68%	1.05%
NPA to Net Loans Receivable	1.63%	1.23%	1.97%
NPA to Estimated Risk Based Capital	8.23%	6.45%	7.83%
NPA to Tangible Equity + Allowance for Loan Loss	7.99%	6.25%	7.93%
Loan Delinquency Ratio (30 days and over)	0.17%	0.24%	0.14%

	3/31/2014	12/31/2013	3/31/2013
Allowance for Loan Loss by Loan Type	(Dollars in thousands)
Commercial loans	$1,838	$1,819	$1,763
Commercial real estate loans	2,370	2,455	2,814
Commercial construction loans	340	177	217
Land and land development loans	888	1,067	1,210
Agriculture loans	754	726	241
Multifamily loans	31	33	55
Residential real estate loans	1,402	1,192	1,103
Residential construction loans	34	56	35
Consumer loans	98	136	206
Municipal loans	24	26	34
Totals	$7,779	$7,687	$7,678

Regulatory Capital	Estimated	Actual	Actual
Total capital (to risk-weighted assets):	3/31/2014	12/31/2013	3/31/2013
The Company	17.40%	16.92%	21.85%
Panhandle State Bank	17.48%	16.95%	20.47%
Tier 1 capital (to risk-weighted assets):
The Company	16.15%	15.67%	20.60%
Panhandle State Bank	16.23%	15.70%	19.22%
Tier 1 capital (to average assets):
The Company	10.37%	10.06%	12.69%
Panhandle State Bank	10.39%	10.06%	11.77%